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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                            Contact:


                          HADCO TO OFFER $200 MILLION
                       SENIOR SUBORDINATED NOTES DUE 2008

     Salem, New Hampshire (May 1, 1998) -- Hadco Corporation (Nasdaq/NM:HDCO) announced today that it intends to offer $200 million aggregate principal amount of senior subordinated notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended.

     The Notes will be unsecured senior subordinated obligations of Hadco. The net proceeds from the sale of the Notes will be used to repay amounts outstanding under Hadco's existing credit facility.

     The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.